AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF OCTOBER 2, 1998
                                      AMONG
                                   AT&T CORP.,
                                  WINSTON, INC.
                                       AND
                         VANGUARD CELLULAR SYSTEMS, INC.




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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I.
                                 PLAN OF MERGER

           1.1   The Merger.............................................   2
           1.2   Effective Time.........................................   2
           1.3   Effects of the Merger..................................   2
           1.4   Certificate of Incorporation...........................   2
           1.5   By-Laws................................................   2
           1.6   Directors and Officers of Surviving Corporation........   2
           1.7   Effect on Capital Stock................................   2
           1.8   Adjustment of Merger Consideration.....................   6
           1.9   No Further Ownership Rights in Company Common Stock....   7
           1.10  No Fractional Shares...................................   7
           1.11  Shares of Dissenting Shareholders......................   7
           1.12  Company Options........................................   7

                                   ARTICLE II.
                            EXCHANGE OF CERTIFICATES

           2.1   Closing................................................   8
           2.2   Exchange Agent.........................................   8
           2.3   Exchange and Payment Procedures........................   8
           2.4   Distributions with Respect to Unexchanged Shares.......   9
           2.5   Termination of Exchange Fund...........................   9
           2.6   No Liability...........................................   9
           2.7   Lost Certificates......................................   10
           2.8   Withholding Rights.....................................   10
           2.9   Further Assurances.....................................   10
           2.10  Stock Transfer Books...................................   10

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

           3.1   Representations and Warranties of the Company..........   10
           3.2   Joint and Several Representations and
                    Warranties of Parent and Merger Sub.................   21

                                   ARTICLE IV.
                              COVENANTS RELATING TO
                               CONDUCT OF BUSINESS

           4.1   Covenants of the Company...............................   24
           4.2   Reasonable Efforts.....................................   27
           4.3   NYSE Listing...........................................   27


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                                                                           PAGE
                                                                           ----

           4.4   Advice of Changes; Government Filings..................   27
           4.5   Control of Other Party's Business......................   28

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

           5.1   Preparation of Proxy Statement/Registration;
                   Company Shareholder Meeting..........................   28
           5.2   Access to Information..................................   29
           5.3   Approvals and Consents; Cooperation....................   29
           5.4   Acquisition Proposals..................................   30
           5.5   Employee Benefits......................................   31
           5.6   Fees and Expenses......................................   31
           5.7   Indemnification; Directors' and Officers' Insurance....   32
           5.8   Public Announcements...................................   32
           5.9   Debentures.............................................   32
           5.10  Affiliate Letters......................................   33
           5.11  Year 2000 Compliance...................................   33

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

           6.1   Conditions to Each Party's Obligation to
                   Effect the Merger....................................   33
           6.2   Additional Conditions to Obligations of
                   Parent and Merger Sub................................   34
           6.3   Additional Conditions to Obligations of the Company....   36

                                  ARTICLE VII.
                            TERMINATION AND AMENDMENT

           7.1   Termination............................................   36
           7.2   Effect of Termination..................................   38
           7.3   Amendment..............................................   39
           7.4   Extension; Waiver......................................   39

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

           8.1   No Survival of Representations, Warranties
                   and Agreements.......................................   40
           8.2   Notices................................................   40
           8.3   Interpretation.........................................   40
           8.4   Counterparts...........................................   40
           8.5   Entire Agreement; No Third Party Beneficiaries.........   40
           8.6   Governing Law..........................................   41
           8.7   Severability...........................................   41

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                                                                           PAGE
                                                                           ----

           8.8   Assignment.............................................   41
           8.9   Enforcement............................................   41
           8.10  Definitions............................................   41


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                            GLOSSARY OF DEFINED TERMS

                                                       LOCATION OF
                 DEFINITION                            DEFINED TERM
                 ----------                            ------------

                 Acquisition Proposal.................  Section 5.4
                 Adjustment Shares....................  Section 1.8
                 Affiliate Letter.....................  Section 5.10
                 Agreement............................  Preamble
                 Approval Satisfaction Date...........  Section 8.10(d)
                 Articles of Merger...................  Section 1.2
                 Board of Directors...................  Section 8.10(a)
                 Business Day.........................  Section 8.10(b)
                 Cash Election........................  Section 1.7(e)
                 Cash Fraction........................  Section 1.7(f)(C)(1)
                 Certificate of Merger................  Section 1.2
                 Certificates.........................  Section 1.7(e)
                 Closing..............................  Section 2.1
                 Closing Date.........................  Section 2.1
                 Code.................................  Preamble
                 Communications Act...................  Section 3.1(c)(iii)
                 Company..............................  Preamble
                 Company Benefit Plans................  Section 3.1(1)(ii)
                 Company Common Stock.................  Recitals; Section 1.7
                 Company Disclosure Schedule..........  Section 8.10(m)
                 Company Material Contracts...........  Section 3.1(k)(i)
                 Company Options......................  Section 1.12(a)
                 Company Permits......................  Section 3.1(f)
                 Company Required Regulatory
                   Approvals..........................  Section 6.2(e)
                 Company SEC Reports..................  Section 3.1(d)(i)
                 Company Stock Option Plans...........  Section 1.12
                 Company Shareholders Meeting.........  Section 5.1(e)
                 Company Voting Debt..................  Section 3.1(b)(iii)
                 Controlled Group Liability...........  Section 3.1(l)(i)
                 Debentures...........................  Section 5.9(a)
                 Defeasance...........................  Section 5.9(b)
                 Deposit..............................  Section 5.9(e)
                 DGCL.................................  Section 1.1
                 Dissenting Shares....................  Section 1.11
                 Effective Time.......................  Section 1.2
                 Election.............................  Section 1.7(e)
                 Election Deadline....................  Section 1.7(i)
                 Environmental Law....................  Section 3.1(q)
                 ERISA................................  Section 3.1(l)(i)
                 ERISA Affiliate......................  Section 3.1(l)(i)
                 ESPP.................................  Section 5.5(a)
                 Exchange Act.........................  Section 3.1(c)(iii)
                 Exchange Agent.......................  Section 2.2


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                                                        LOCATION OF
                 DEFINITION                             DEFINED TERM
                 ----------                             ------------

                 Exchange Fund........................  Section 2.2
                 Expenses.............................  Section 5.6
                 Extension Conditions.................  Section 7.1(b)
                 FCC..................................  Section 3.1(c)(iii)
                 FCC Consents.........................  Section 6.1(c)
                 Final Order..........................  Section 8.10(e)
                 Form of Election.....................  Section 1.7(e)
                 GAAP.................................  Section 3.1(d)(i)
                 Governmental Entity..................  Section 3.1(c)(iii)
                 Guaranty of Delivery.................  Section 1.7(h)(C)(2)(i)
                 Hazardous Substance..................  Section 3.1(q)
                 HSR Act..............................  Section 3.1(c)(iii)
                 Indenture............................  Section 5.9(a)
                 Intellectual Property................  Section 3.1(r)
                 IRS..................................  Section 3.1(l)(i)
                 Knowledge............................  Section 8.10(f)
                 Law..................................  Section 3.1(f)
                 Liens................................  Section 3.1(b)(ii)
                 Majority Covenants...................  Section 5.9(a)
                 Material Adverse Effect..............  Section 8.10(c)
                 Merger...............................  Recitals; Section 1.1
                 Merger Consideration.................  Section 1.7(b)
                 Merger Sub...........................  Preamble
                 Nasdaq...............................  Section 3.1(c)(iii)
                 NCBCA................................  Section 1.1
                 NOLs.................................  Section 3.1(h)
                 Non-Election.........................  Section 1.7(e)
                 Non-Election Fraction................  Section 1.7(h)(C)(1)
                 NYSE.................................  Section 1.7(h)(C)(2)(i)
                 Option Agreement.....................  Preamble
                 Organizational Documents.............  Section 8.10(h)
                 Outside Date.........................  Section 7.1(b)
                 Parent...............................  Preamble
                 Parent Common Stock..................  Section 1.7(b)
                 Parent Required Regulatory Approvals.  Section 6.3(c)
                 Parent SEC Reports...................  Section 3.2(e)(i)
                 PCS..................................  Section 4.2
                 Per Share Cash Amount................  Section 1.7(b)
                 Per Share Stock Amount...............  Section 1.7(b)
                 Person...............................  Section 8.10(i)
                 Proposed Amendment...................  Section 5.9
                 Proprietary Technology...............  Section 3.1(r)
                 Proxy Statement......................  Section 5.1(a)
                 Registration Statement...............  Section 5.1(a)
                 Reorganization.......................  Section 4.1(f)

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                                                        LOCATION OF
                 DEFINITION                             DEFINED TERM
                 ----------                             ------------

                 Representative.......................  Section 1.7(e)
                 Required Company Vote................  Section 3.1(i)
                 Required Consents....................  Section 8.10(j)
                 Required Regulatory Approvals........  Section 5.3(e)
                 Requisite Consent....................  Section 5.9(a)
                 SEC..................................  Section 3.1(d)(i)
                 Securities Act.......................  Section 3.1(c)(iii)
                 Stock Election.......................  Section 1.7(e)
                 Stock Fraction.......................  Section 1.7(g)(C)(1)
                 Subsidiary...........................  Section 8.10(k)
                 Superior Proposal....................  Section 5.4
                 Supplemental Indenture...............  Section 3.1(x)
                 Surviving Corporation................  Section 1.1
                 Tax..................................  Section 8.10(l)
                 Taxable..............................  Section 8.10(l)
                 Taxes................................  Section 8.10(l)
                 Tax Return...........................  Section 8.10(l)
                 Tender Offer.........................  Section 5.9
                 Terminating Company Breach...........  Section 7.1(g)
                 Terminating Parent Breach............  Section 7.1(h)
                 the other party......................  Section 8.10(g)
                 Third Day............................  Section 5.9(b)
                 to the knowledge.....................  Section 8.10(e)
                 Trustee..............................  Section 3.1(c)(iv)
                 Violation............................  Section 3.1(c)(ii)
                 Voting Agreements....................  Preamble


                                      -vi-

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   AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 2,
1998 (the "Agreement"), by and among AT&T Corp., a New York corporation ("Parent"), Winston, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Vanguard Cellular Systems, Inc., a North Carolina corporation (the "Company", and together with Parent and Merger Sub, the "Parties").

                                   W I T N E S S E T H.

   WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of October 2, 1998 (the "Original Merger Agreement");

     WHEREAS, the Parties entered into an Amendment No. 1 to the Original Merger Agreement, dated as of November 4, 1998 (the "Amendment No. 1");

   WHEREAS, the Parties desire to set forth an amended and restated agreement and plan of merger incorporating the Original Merger Agreement, as amended by Amendment No. 1, and to further clarify certain of the provisions contained in the Original Merger Agreement, as amended;

   WHEREAS, the Parties desire that the provisions of this Agreement shall be effective as of the date of the Original Merger Agreement;

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger is in the best interests of their respective shareholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by the Company, will be converted into the right to receive the consideration set forth herein;

   WHEREAS, in order to effectuate the foregoing, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of North Carolina, will merge with and into Merger Sub in a merger in which Merger Sub shall be the surviving corporation;

   WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, Parent has requested, and the Company has agreed, as a condition to Parent's willingness to enter into this Agreement, that the Company enter into that certain Option Agreement, dated as of the date hereof and attached hereto as Annex A (the "Option Agreement");

   WHEREAS, Parent has requested, and the certain stockholders of the Company have agreed, as a condition to Parent's willingness to enter into this Agreement, that certain stockholders of the Company enter into those certain Voting and Option Agreements dated as of the date hereof and attached hereto as Annex B ("Voting Agreements"); and

   WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


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   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                 PLAN OF MERGER

   1.1 The Merger. In accordance with the North Carolina Business Corporation Act (the "NCBCA") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Winston, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") (the "Merger"). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") in accordance with Section 55-11-07 of the NCBCA and Section 252 of the DGCL.

   1.2 Effective Time. The Merger shall become effective when (i) articles of merger (the "Articles of Merger") are filed with the Secretary of State of North Carolina in such form as is required by and executed in accordance with Section 55-11-05 of the NCBCA and a certificate of merger (a "Certificate of Merger") is filed with the Secretary of State of Delaware in accordance with Sections 251 and 252 of the DGCL or (ii) such other time as Parent and the Company shall agree in writing should be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

   1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 55-11-06 of the NCBCA and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   1.5 By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   1.6 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub shall be the directors and officers, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

   1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company's Class A Company Common Stock, par value $.01 per share (the "Company Common Stock"):

     (a) Cancellation of Stock. Each share of Company Common Stock that is owned by the Company or any wholly owned subsidiary of the Company (as treasury stock or otherwise) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (b) Consideration for Company Common Stock. Subject to Section 1.11, each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 1.7(a)) shall be converted into either (i) the right to receive 0.3987 fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (the "Per Share Stock Amount"), or (ii) the right to receive $23.00 in cash, without interest (the "Per Share Cash Amount"), or (iii) a combination of shares of Parent Common Stock and cash, each as determined in accordance with Section 1.7(f), Section 1.7(g) or Section 1.7(h). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.3, the Per Share Stock Amount, the Per Share Cash Amount or a combination of cash and Parent Common Stock, each in accordance with this Section 1.7. The consideration to be received in the Merger under this Article for one share of Company Common Stock shall be referred to herein as the "Merger Consideration."

     (c) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged as a share of capital stock of the Surviving Corporation.

     (d) The aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.7(a)). The aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.7(a)).

     (e) Subject to the allocation and election procedures set forth in this
   Section 1.7 (which allocation procedures shall be calculated as of immediately prior to the Effective Time), each record holder (or beneficial owner through appropriate and customary documentation and instructions) immediately prior to the Effective Time of shares of Company Common Stock shall be entitled either (i) to elect to receive the Per Share Cash Amount for each such share of Company Common Stock (a "Cash Election"), or (ii) to elect to receive the Per Share Stock Amount for each such share of Company Common Stock (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash, Parent Common Stock or a combination thereof with respect to such holder's shares of Company Common Stock (a "Non-Election", and any Cash Election, Stock Election or Non-Election shall be referred to herein as an "Election"); provided, however, that no holder of Dissenting Shares shall be entitled to make an Election. All such elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company. If more than one certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock, if any, to be issued to such holder in exchange for the Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all of the Certificates surrendered for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (f) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made exceeds the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, then:

     A. Each share of Company Common Stock with respect to which a Stock Election shall have been made shall be converted into the right to receive the Per Share Stock Amount;

     B. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

     C. Each share of Company Common Stock with respect to which a Cash Election shall have been made shall be converted into the right to receive:

     (1) the amount in cash, without interest, equal to the product of (i) the Per Share Cash Amount and (ii) a fraction (the "Cash Fraction"), the numerator of which shall be the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made, and

     (2) the number of shares of Parent Common Stock equal to the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Cash Fraction.

     (g) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made exceeds the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, then:

     A. Each share of Company Common Stock with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Amount;

     B. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount; and

     C. Each share of Company Common Stock with respect to which a Stock Election shall have been made shall be converted into the right to receive:

     (1) the number of shares of Parent Common Stock equal to the product of (i) the Per Share Stock Amount and (ii) a fraction (the "Stock Fraction"), the numerator of which shall be the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made, and

     (2) the amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

     (h) In the event that neither Section 1.7(f) nor Section 1.7(g) above is applicable, then:

     A. Each share of Company Common Stock with respect to which a Cash Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount;

       B. Each share of Company Common Stock with respect to which a Stock Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount; and

       C. Each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made), if any, shall be converted into the right to receive:

           (1) the amount in cash, without interest, equal to the product of (i) the Per Share Cash Amount and (ii) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the (A) aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger over (B) the sum of the aggregate number of shares of Company Common Stock with respect to which a Cash Election shall have been made, and the denominator of which shall be the excess of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(a)) over (B) the sum of the aggregate number of shares of Company Common Stock with respect to which a Cash Election and a Stock Election shall have been made plus Dissenting Shares, and

   (2)the number of shares of Parent Common Stock equal to the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Non-Election Fraction.

     (i) Elections shall be made by holders of shares of Company Common Stock by delivering the Form of Election to the exchange agent. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by no later than 5:00 p.m. (New York City time) on the last business day prior to the Company Shareholders Meeting, if the Effective Time is reasonably expected by the Company and Parent to occur at least three but no more than five business days following such Company Shareholders Meeting (the "Election Deadline") (provided that if the Effective Time is not reasonably expected to occur at least three but no more than five business days following the Company Shareholders Meeting, Parent and the Company shall agree to a later date and time, reasonably expected to be at least four business days prior to the Effective Time as the Election Deadline (and shall reset such date if necessary so that the Election Deadline is at least three business days before the Effective Time) and shall publish appropriate advance notice of such Election Deadline), and accompanied by (1)(x) the Certificates representing the shares of Company Common Stock as to which the election is being made or (y) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of such guarantee of delivery (a "Guarantee of Delivery"), and (2) a properly completed and signed letter of transmittal. Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 1.7 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing the shares of Company Common Stock covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person.

     (j) For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or who submits a Form of Election without the corresponding Certificates or a Guarantee of Delivery, shall be deemed to have made a Non-Election. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

     (k) A Form of Election and a letter of transmittal shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to shareholders of the Company in connection with the Company Meeting. Parent and the Company shall each use its reasonable best efforts to mail or otherwise make available the Form of Election and a letter of transmittal to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Meeting and the Election Deadline.

   1.8 Adjustment of Merger Consideration. In the event that pursuant to a transaction announced after the date hereof and becoming effective prior to the Effective Time (i) any distribution is made in respect of Parent Common Stock other than a regular quarterly cash dividend or (ii) any stock dividend, stock split, reclassification, recapitalization, combination or mandatory exchange of shares occurs with respect to, or rights (other than non-mandatory offers to exchange) are issued in respect of, Parent Common Stock, then, the Per Share Stock Amount shall be adjusted accordingly. In the event of a dividend or distribution to all holders of Parent Common Stock of any class of capital stock of Parent or any Subsidiary of Parent ("Adjustment Shares"), the record date for which is prior to the Effective Time (it is agreed that the appropriate adjustment, in addition to the right to receive the Per Share Stock Amount prior to such adjustment, shall be either, at Parent's option (provided that Parent shall use reasonable efforts to be able to elect (A) before electing (B)), (A) the right to receive, at the Effective Time, the number of Adjustment Shares that such recipient would have received in respect of the Per Share Stock Amount had such recipient owned the Per Share Stock Amount in Parent Common Stock as of the date of this Agreement and held such through the Effective Time or and no further adjustment shall be required under this Section 1.8 for such dividend or distribution, or (B) the right to receive an amount of Parent Common Stock equal in market value at the Effective Time to the market value at the Effective Time of the number of Adjustment Shares that would have been received in respect of the Per Share Stock Amount had the recipient thereof owned the Per Share Stock Amount in Parent Common Stock as of the date of this Agreement and held such through the Effective Time, and no further adjustment shall be required under this Section 1.8 for such dividend distribution. For the purposes of the prior sentence, "market value" means, with respect to any securities listed on a national securities exchange or quoted on an interdealer quotation system, the average of the closing prices on the five trading days prior to the Effective Time, or if not so listed, the fair market value of such securities reasonably determined by the Board of Directors of Parent on such date.

   1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7, 1.10 or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Article II.

   1.10 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Per Share Cash Amount.

   1.11 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the Merger and who shall have given to the Company (and from whom the Company shall have actually received), before the vote is taken at the Company Shareholders Meeting to adopt this Agreement, written notice of such shareholder's intent to demand payment for such shareholder's shares of Company Common Stock if the Merger is effectuated in accordance with Article 13 of the NCBCA, and not failed to preserve such shareholder's right to receive payment for such shares by failing to take those actions required by such Article 13 within the time periods stipulated therein (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive the amounts determined in accordance with the provisions of such Article 13. If, after the Effective Time, any such holder fails to preserve such rights, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in Section 1.7 as if such holder had made a Non-Election. The Company shall give Parent prompt notice of any notice or demands for payment in accordance with Article 13 of the NCBCA for shares of Company Common Stock received by the Company, and Parent shall have the right to direct all proceedings, negotiations and actions taken by the Company in respect thereof.

   1.12 Company Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Company Options") previously granted by the Company or its Subsidiaries under the Company's Amended and Restated Stock Compensation Plan, the 1989 Stock Plan and the Amended and Restated 1994 Long Term Incentive Plan (collectively, the "Company Stock Option Plans") shall be canceled and converted into the right to receive from the Parent, within 10 days following the Effective Time, cash in an amount equal to the product of (a) the Per Share Cash Amount minus the exercise price per share of such Company Option, times (b) the number of shares of Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable). Prior to (but effective at) the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from all holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or
(ii), are necessary to give effect to the transactions contemplated by this
Section 1.12. Immediately prior to the Effective Time, the Company shall terminate the Company Stock Option Plans effective as of the Effective Time.

                                   ARTICLE II.

                            EXCHANGE OF CERTIFICATES

   2.1 Closing. The closing of the Merger (the "Closing") shall take place at 8:00 a.m. on the first Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in
Article VI (the "Closing Date") (provided that, if such conditions are satisfied or waived upon completion of the Company Shareholders Meeting, the Closing shall take place at least three, but not more than five, business days thereafter), unless (a) Parent elects a later date (because, in its good faith judgment, Parent believes that such delay is necessary in connection with avoiding interference with a material transaction) that is not later than the Outside Date or (b) another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, NY 10022-4802, unless another place is agreed to in writing by the parties hereto. The Articles of Merger and the Certificate of Merger shall be filed at or as promptly as practicable following the time of the Closing, and each shall contemplate the same Effective Time.

   2.2 Exchange Agent. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent and be reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock and the holders of the Company Options, for exchange or payment in accordance with this Section 2.2, through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock equal to (x) the Per Share Stock Amount multiplied by (y) the aggregate number of shares of Company Common Stock which may be converted into the right to receive Parent Common Stock in the Merger, and (ii) (1) cash in an amount equal to (x) the Per Share Cash Amount multiplied by (y) the aggregate number of shares of Company Common Stock which may be converted into the right to receive cash in the Merger, and (2) any cash necessary to pay amounts due pursuant to
Section 1.10 and Section 1.12 (such certificates for shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with these Articles I and II, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 1.7 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

   2.3 Exchange and Payment Procedures. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that were converted into the right to receive shares of Parent Common Stock and/or cash pursuant to Section 1.7(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Parent Common Stock and/or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and/or cash which such holder has the right to receive pursuant to the provisions of Article I and this
Article II and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and/or cash may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the certificate representing shares of Parent Common Stock and/or cash as contemplated by this Article II.

   (b) As soon as reasonably practicable after the Effective Time, but no later than five business days after the Effective Time, the Company, after approval by Parent (which approval shall not be unreasonably withheld or delayed), shall deliver to the Exchange Agent, a list of the holders of the Company Options, their addresses and the amounts to be paid to each of them. Promptly after receipt of such list, but no later than three days after receipts of such list, the Exchange Agent shall pay the amounts shown on such schedule.

   2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to which such holder is entitled hereunder and no cash payment paid to any such holder pursuant to Sections 1.7 and 1.10 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be given to the record holder of the certificates representing whole shares of Parent Common Stock to which such holder is entitled hereunder, without interest, (i) at the time of such surrender, a certificate representing the number of whole shares of Parent Common Stock and the amount of any cash to which such holder is entitled pursuant to Sections 1.7 and 1.10 and the amount of dividends or other distributions with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

   2.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders or optionholders of the Company who have not previously complied with the provisions of this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock and/or cash and any dividends or distributions with respect to Parent Common Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled therein.

   2.6 No Liability. To the fullest extent permitted by law, none of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of Company Common Stock or

Parent Common Stock, as the case may be, for any shares (or dividends or distributions with respect thereto) and/or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and/or any cash.

   2.8 Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holders of Company Options such amounts as Parent or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by such party.

   2.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company of Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   2.10 Stock Transfer Books. At 5:00 p.m., New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

   3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

     (a) Organization, Standing and Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company's Subsidiaries has been duly formed and is validly existing under the laws of the jurisdiction of its formation except where the failure of a Subsidiary to be duly formed and validly existing in such jurisdictions could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than, with respect to the Subsidiaries, in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a

   Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently or proposed to be conducted, except, with respect to the Subsidiaries, where the lack of such requisite power could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has previously furnished to Parent true, complete and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement, and neither the Company nor its Subsidiary is in default thereunder or acting in conflict therewith.

   (b)Capital Structure.

     (i) The authorized capital stock of the Company consists of (A) 250,000,000 shares of Company Common Stock, of which 36,780,009, shares are issued and outstanding as of the date hereof and of which 36,780,009 shares plus such number of shares as may be issued consistent with Section 4.1(b) shall be issued and outstanding as of the Effective Time, and no shares are held by the Company or its Subsidiaries as treasury stock, (B) 30,000,000 shares of Class B Common Stock, par value $.01 per share, of which no shares are issued or outstanding, and (C) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. Except pursuant to the Option Agreement or as set forth on Schedule 3.1(b)(i), there are no outstanding options, warrants or other rights to acquire capital stock from the Company (or securities convertible into or exchangeable or exercisable for such capital stock) other than options representing in the aggregate the right to purchase 5,987,693 shares of Company Common Stock under the Company Stock Option Plans.

     (ii) Schedule 3.1(b)(ii) lists all Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Schedule 3.1(b)(ii), (a) all of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company and where owned by the Company or one or more of its Subsidiaries, are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights, security interests, charges, voting and disposition restrictions or any other claims of any third party ("Liens"), (b) all capital, membership or voting interests of each Subsidiary of the Company that is not a corporation have been validly created pursuant to its Organizational Documents and, where owned by the Company or one or more of its Subsidiaries, are owned, directly or indirectly, by the Company free and clear of any Liens and (c) none of the Company or its Subsidiaries has any agreement or obligation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or owns any interests in any Person other than a wholly owned Subsidiary (except, as of the Effective Time, as may be agreed or allowed consistent with Section 4.1(d)).

     (iii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("Company Voting Debt") are issued or outstanding.

     (iv) Schedule 3.1(b)(iv) sets forth a true and complete list as of the date hereof of all holders of options to purchase Company Common Stock, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option.

     (v) Except as otherwise set forth in the last sentence of Section 3.1(b)(i) or as set forth in Schedule 3.1(b)(v), there are no securities, options, warrants, calls, subscriptions, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, subscriptions, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed on Schedule 3.1(b)(i), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

   (c)Authority; No Conflicts.

     (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject, in the case of the consummation of the Merger only, to the adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby and thereby (which shall include, for all purposes hereunder, without limitation, the making and consummation of the Tender Offer (as defined herein) and all transactions contemplated thereby, the making of the Deposit (as defined herein) and the execution, delivery and performance of the Supplemental Indenture (as defined herein)). The execution, delivery and performance of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the unanimous vote of the Board of Directors of the Company (at a meeting duly called and a quorum being present) and all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger only, to the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The Board of Directors of the Company has (i) unanimously approved and adopted this Agreement, the Option Agreement and the transactions contemplated hereby and thereby and has declared that the Merger and this Agreement and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and (ii) unanimously taken all action necessary to render inapplicable to the transactions contemplated by this Agreement, by the Option Agreement and by the Voting Agreement, the provisions of Article VII of the Company's Articles of Incorporation and any state anti-takeover or similar law, including any such law relating to the voting of shares or a moratorium on the consummation of any business combination. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock to obtain the Required Company Vote and, subject to the terms hereof, has unanimously recommended that such holders vote for approval and adoption of this Agreement and the transactions contemplated hereby. Neither Article 9 nor Article 9A of Chapter 55 of the General Statutes of North Carolina apply to the Company.

     (ii) Except as set forth in Schedule 3.1(c)(ii), the execution and delivery of this Agreement, the Option Agreement or the Voting Agreements does not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, require any filing, waiver, permit, approval or consent under, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, requirement, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to:
   (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries and (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, (x) any Company Material Contract (other than any cell site lease) except any such Violations, which individually or in the aggregate are not material, or (y) any other contract, agreement or binding obligation to which the Company or any Subsidiary is a party or to which any of its or their assets are bound, except as could not, individually or in the aggregate together with any violations pursuant to any Company Material Contract, be reasonably expected to result in a Material Adverse Effect on the Company.

     (iii) No consent, waiver, permit, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws, (D) the Securities Act of 1933, as amended (the "Securities Act"), (E) the Securities Exchange Act of 1934, as amended ("Exchange Act"), (F) the NCBCA with respect to the filing and recordation of appropriate documents to effect the Merger, (G) the Public Utilities Commission of Ohio, Public Competitive Telecommunications Service Provider, 563 Registration Form, (H) rules and regulations of any state public service or utility commissions or similar state regulatory bodies, (I) rules and regulations of the NYSE or Nasdaq National Market ("Nasdaq"), and
   (J) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, excluding those which, prior to the Effective Time, have been made or obtained, could not reasonably be expected to have a Material Adverse Effect on the Company.

     (iv) Upon execution and delivery by the Company and the Trustee under the Indenture (the "Trustee") of the Supplemental Indenture in accordance with the Tender Offer, the Majority Covenants (as defined herein) will not apply to the Company or any of its affiliates. The Company has reviewed the Supplemental Indenture with its counsel, the Trustee and such Trustee's counsel, and is aware of no reason that, assuming receipt of the Requisite Consents (as defined herein), the Supplemental Indenture would not be executed by the Trustee.

   (d)Reports and Financial Statements.

     (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, including all exhibits thereto and documents incorporated by reference therein, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective the Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (ii) Except for, and to the extent of, those liabilities that are reflected or reserved against, to the extent reflected or reserved against, on the consolidated balance sheet of the Company and its Subsidiaries included in the Company's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1998, or the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998, and except and as to the extent disclosed in Schedule 3.1(d)(ii), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether fixed, absolute, accrued, contingent or otherwise and whether due or to become due) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

     (e) Proxy Statement/Registration Statement. The information to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with or declared effective by the SEC or at the date of the Company Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading (excluding any statement based upon information supplied by Parent for inclusion in the Proxy Statement).

     (f) Compliance with Applicable Laws; Regulatory Matters. The Company and its Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are necessary or advisable to the operation of their businesses, other than those which, individually or in the aggregate, the failure to hold could not reasonably be expected to have a Material Adverse Effect on the Company (the "Company Permits"). All such Company Permits are valid and in full force and effect, and no suspension or cancellation of any such Company Permit is pending or, to the knowledge of the Company, threatened, except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The business of the Company and its Subsidiaries (including, without limitation, operation of each Company Benefit Plan) are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity ("Law") except for violations that individually or in the aggregate (1) would not result in a material penalty or fine, (2) would not constitute a material criminal violation, (3) would not result in cognizable damage to the business reputation of the Company or the Parent, and (4) which, individually or in the aggregate, could not otherwise reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     (g) Litigation. Schedule 3.1(g) is a true and complete list of all material litigation as of the date hereof that is pending, or to the knowledge of the Company, threatened. Other than rulemaking or other proceedings of general applicability affecting the cellular telephone industry, which would not have a materially disproportionate effect on the Company, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending, affecting or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or their assets, which individually, or except for the matters disclosed in Schedule 3.1(g) in the aggregate, as of the date hereof could be reasonably expected to result in a material liability, and there is no litigation, claim, suit, action, investigation or proceeding pending, affecting or, to the knowledge of the Company or any of its Subsidiaries, which individually, or in the aggregate could be reasonably expected to result in a Material Adverse Effect on the Company. There is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or their assets, which, individually or in the aggregate, as of the date hereof could be reasonably expected to result in a material liability, or as of the Closing Date, could reasonably be expected to have a Material Adverse Effect on the Company.

     (h) Taxes. Except as set forth in Schedules 3.1(h)(i)-(x): (i) the Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns with respect to material Taxes required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, except for incompletenesses and inaccuracies that could not, individually or in the aggregate, be reasonably expected to result in material Tax liability that has not been paid; (ii) the Company and each of its Subsidiaries have paid all material Tax liabilities that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) as of the date hereof, except as could not individually or in the aggregate be reasonably expected to result in material Tax liability that has not been paid, and as of the Closing Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company: (A) there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries, (B) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries, (C) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, and
   (D) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, and no request for waivers of the time to assess any Taxes are pending or outstanding; (iv) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code; (v) as of the date hereof, the consolidated federal income Tax Returns for the Company and its Subsidiaries have never been examined by the Internal Revenue Service; (vi) the net operating loss carryforwards ("NOLs") of the Company and its Subsidiaries as of December 31, 1997 are reasonably expected to equal the amount of NOLs set forth on the most recent consolidated federal income Tax Return of the Company and its Subsidiaries, and, except for limitations that may apply by reason of the Merger or related transactions contemplated by this Agreement, such NOLs are not subject to limitation under Section 382 of the Code, Treasury Regulation Section 1.1502-15T or -21T or otherwise; (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payment that would be nondeductible under Section 162(m) of the Code; (viii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); (ix) neither the Company nor any Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes (other than informal arrangements among the Company and its Subsidiaries); and (x) as of the date hereof, neither the Company nor any of its Subsidiaries knows of any facts with respect to the Company or its Subsidiaries that would reasonably be expected to prevent or materially or burdensomely impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (i) Absence of Certain Changes or Events. Since June 30, 1998 through the date of this Agreement, (A) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with its past practice, except for the execution and delivery of this Agreement; (B) there has not been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (C) except as disclosed in Schedule 3.1(i)(C), through the date of this Agreement, none of the Company or its Subsidiaries has taken or failed to take any action which, if taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

     (j) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

   (k)Certain Agreements.

     (i) Schedule 3.1(k) contains a true and complete list of all agreements, arrangements or understandings (a) listed or which would be required to be listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 under the rules and regulations of the SEC, (b) relating to indebtedness for money borrowed by the Company or any Subsidiary, which individually or in the aggregate represent an amount greater than $1,000,000 excluding trade credit or payables in the ordinary course of business, (c) creating any guarantee or keepwell arrangement or other agreement to be liable for the obligations of another Person other than the Company or its wholly owned Subsidiaries, (d) providing for payments or the receipt of payments or the sale, purchase or exchange of goods or services worth in excess of $1,000,000 (or in fact resulting in such payments for 1997), (e) with any agent/dealer/retailer for the Company's products or services, (f) any joint venture or partnership agreement, (g) with any paging enterprise for the reselling of products or services, (h) which is an interest rate, equity or other swap or derivative instrument, (i) containing any provision or covenant limiting the ability of the Company or its Subsidiaries or any of its or their affiliates to sell any products or services of or to any other person, engage in any line of business or compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or affiliates and (j) cell site leases (collectively, the "Company Material Contracts"). The Company has previously provided Parent with true and correct copies of each of the Company Material Contracts, as in effect on the date hereof.

     (ii) All Company Material Contracts are valid and enforceable and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except for any invalidity, unenforceability or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such the Company Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no obligations under that certain Joint Venture Agreement, dated as of January 19, 1990, as amended.

   (l)Employee Benefit Plans; Labor Matters; Options.

     (i) For purposes of this Agreement, the following definitions apply:
   "Controlled Group Liability" means any and all liabilities under (A) Title IV of ERISA, (B) section 302 of ERISA, (C) sections 412 and 4971 of the Code,
   (D) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (E) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in
   Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
   Section 4001(a)(14) of ERISA.

     (ii) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of

   ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any of its Subsidiaries is a party, which is maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could incur material liability under
   Section 4069, 4201 or 4212(c) of ERISA (the "Company Benefit Plans"), the Company has made available to Parent a true and complete copy of (A) such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such Company Benefit Plan, (D) the most recent summary plan description related to each Company Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report (if applicable) relating to a Company Benefit Plan and (F) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code. Schedule 3.1(l) of the Company Disclosure Schedule sets forth a true and complete list of Company Benefit Plans.

     (iii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on the Company.

     (iv) All contributions, except for contributions which are not, individually or in the aggregate, material, required to be made to any Company Benefit Plan by applicable law have been timely made.

     (v) The Company does not maintain or contribute to any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

     (vi) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability to the Company following the Effective Date.

     (vii) The Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

     (viii) No Company Benefit Plan covers foreign employees, other than resident aliens.

     (ix) No Company Benefit Plan provides for the reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code.

     (x) As of the date hereof, to the knowledge of the Company there are no actions, proceedings, arbitrations, suits or claims (other than claims for benefits) pending or threatened with respect to any Company Benefit Plan.

     (xi) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law (other than ordinary course liabilities to fund such Company Benefit Plans pursuant to their terms).

     (xii) None of the Company or its Subsidiaries is a party to any collective bargaining or other labor union contracts, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and as of the date hereof to the knowledge of the Company no campaign or other attempt for recognition has been made by any labor organization or employee with respect to employees of the Company and to the knowledge of the Company at the date hereof, no such campaign or other attempt has been threatened or made in the past three years. As of the date hereof, there is no pending labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.

     (xiii) Except as set forth in Schedule 3.1(l)(xiii), all employment and consulting agreements to which the Company is a party have been made available to Parent, and as of the date hereof there are no other written agreements obligating the Company to employ any individual.

     (xiv) At the Effective Time, any outstanding Company Options will be exercisable only for cash or the Merger Consideration and not for capital stock of the Company or Merger Sub.

     (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by the Company or any of its Affiliates is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement from the Company or any Subsidiary, except Wasserstein Perella & Co., Inc. and, if the Company makes the election in
   Section 5.9(a), NationsBanc Montgomery Securities, LLC. A true and complete copy of the engagement letter of Wasserstein Perella & Co., Inc. has been delivered to Parent prior to the date hereof, and a true and complete copy of the engagement letter of NationsBanc Montgomery Securities LLC in the form attached to Schedule 5.9 shall have been delivered to Parent prior to the commencement of the Tender Offer if the Company makes the election in Section 5.9(a).

     (n) Opinion of Financial Advisor. The Company has received the opinion of Wasserstein Perella & Co., Inc. dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

     (o) Year 2000 Compliance. The Company has taken steps (summarized in
   Schedule 3.1(o)) that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or the Subsidiaries, and no expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000. The Company has taken the actions described in such Schedule (to the extent described therein), has resolved (or is in the process of resolving) any issues arising as a result of tests taken or otherwise to the knowledge of the Company, and is not aware of any fact that would lead one to reasonably conclude that the Company will be unable to resolve any of such issues on the timetable set forth in Schedule 3.1(o) (and in any event on a timely basis in order to be resolved before the year 2000).

     (p) Affiliated Transactions and Certain Other Agreements. Set forth in
   Schedule 3.1(p) is a list of (a) all contracts, arrangements, agreements or understandings that would be required to be described pursuant to Item 404 of Regulation S-K of the Securities Act of 1933, as amended, except for those contracts, arrangements, agreements or understandings disclosed in the

   Company's 1998 Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 1997, and (b) all agreements or understandings, whether written or oral, giving any Person the right to require the Company to register shares of capital stock or to participate in any such registration. The Company has previously provided to Parent true and complete copies of each of the foregoing agreements.

     (q) Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date hereof, and except as could not reasonably be expected to result in a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary under any applicable Environmental Law; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with any Hazardous Substance during the period of ownership or operation by the Company or any of its Subsidiaries to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary; (iv) neither the Company nor any of its Subsidiaries is reasonably likely to be subject to liability or remediation obligations for any Hazardous Substance disposal or management or contamination at any other property to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary under any Environmental Laws; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances; and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law. As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or common law, relating to the protection, investigation or restoration of the environment, health and safety, or natural resources. As used herein, the term "Hazardous Substance" means any substance that is: (A) a pollutant or contaminant or a hazardous or toxic chemical, waste, substance or material, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (B) any other substance that may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     (r) Intellectual Property. The Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in their respective businesses, except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company. As used herein, "Intellectual Property" means all industrial and intellectual property rights, including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists; and "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its

   Subsidiaries or Parent and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

     (s) Properties. Schedule 3.1(s) lists all material real property and material interests in real property owned by the Company or its Subsidiaries or leased by the Company or its Subsidiaries as lessee or lessor, as well as all material real property and material interests in real property used or held for use as cell sites.

     (t) Assets. All assets of the Company are in good operating condition and sufficient for the Company's use thereof, normal wear and tear excepted, except where such failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. The Company owns or has rights to use all assets necessary for the conduct of its business and operations or reflected on the balance sheet included in the most recent Form 10-Q filed by the Company with the SEC, except where the lack of such ownership or rights could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

     (u) Insurance. The Company and its Subsidiaries are insured, and shall continue to maintain insurance, in such amounts and against such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and business of the Company and its Subsidiaries. As of the date hereof, no written notice of cancellation or nonrenewal with respect to any material insurance policy has been received by the Company or any of its Subsidiaries. Copies of all such insurance policies have been furnished or made available to Parent.

     (v) Foreign Operations. Schedule 3.1(v) contains a complete list of foreign nations in which the Company has a current investment or operation (and the nature of Persons conducting such operations.)

     (w) Tender Offer Matters. The consummation of the transactions contemplated by Section 5.9 shall comply with all applicable laws including, without limitation, all federal and state securities laws. None of the offer to purchase or any of the related materials to be sent or delivered by the Company in connection with the Tender Offer shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The supplemental indenture (the "Supplemental Indenture") to be entered into in connection with the Tender Offer, upon execution by the Company and the Trustee, shall be valid and enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries shall violate any provision of, or commit or fail to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Supplemental Indenture.

   3.2 Joint and Several Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     (a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

     (b) Authorization and Execution. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement have been duly authorized by the Board of Directors of such corporation and by Parent as sole stockholder of Merger Sub, and no further corporate action of Parent or Merger Sub is necessary to consummate the transactions contemplated hereby. Each of Parent and Merger Sub have duly executed and delivered this Agreement, and this agreement constitutes the legal, valid, and binding obligation of such party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (c) Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to Article I will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent is entitled to preemptive rights as a result of the issuance of the Parent Company Stock hereunder. The Parent Common Stock to be issued in the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws, in each case for delivery hereunder to holders of Company Common Stock. The Parent has available for issuance under its Organization Documents a sufficient number of shares of authorized Parent Common Stock necessary to satisfy Parent's obligations under this Agreement.

     (d) No Conflicts. The execution and delivery of this Agreement does not or will not, as the case may be, (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws or similar organizational documents, as currently in effect, of Parent or any of its "Significant Subsidiaries" (as such term is defined in regulations promulgated under the Securities Act or the Exchange Act), (ii) except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filing required under or in relation to clause (x) of Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or impair or delay the ability of Parent or consummate the transactions contemplated hereby, require any filing with, or consent or approval of, any Government Entity having jurisdiction over any of the business or assets of Parent or any of its Significant Subsidiaries, (iii) violate any statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any injunction, judgment, order, writ, or decree to which Parent or any of its Significant Subsidiaries is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets or stock of Parent or any of its Significant Subsidiaries, except, in the case of clauses
   (ii), (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing or obtain such consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

   (e) Reports and Financial Statements.

          (i) Parent has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto and documents incorporated by reference therein, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (f) Proxy Statement/Registration Statement. The Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading (excluding any statement based upon information supplied by the Company for inclusion in the Proxy Statement). The information to be supplied by Parent for inclusion in the Registration Statement shall not on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading.

     (g) Absence of Certain Changes or Events. Except as expressly disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since June 30, 1998, there has not been a Material Adverse Effect on Parent or any development or combination of developments of which management of Parent has knowledge which is reasonably likely to result in such an effect.

     (h) No Vote Required. No vote or approval of the holders of any class of Parent shares is necessary to approve this Agreement and the transactions contemplated hereby.

     (i) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Merger Sub is or will be entitled to any broker's or finder's fee or any other similar commission or fee from the Company or its Subsidiary in connection with any of the transactions contemplated by this Agreement.

     (j) Ownership of Company Common Stock. Except for Company Common Shares which Parent may acquire pursuant to the terms of the Option Agreement and the Voting Agreements, Parent "beneficially owns" (as such terms are used in connection with Rule 13d-3 under the Exchange Act) less than 1% of the outstanding Company Common Shares.

     (k) Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or entered into any agreement or arrangements with any person.

                                   ARTICLE IV.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

   4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Date (except as expressly permitted by this Agreement or as otherwise indicated in Schedules 4.1 or to the extent that Parent shall otherwise consent in writing), the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve their relationships with employees, Governmental Entities, customers, suppliers and others having business dealings with them with the objective that their ongoing businesses shall not be impaired at the Effective Time. In furtherance and not in limitation of the foregoing, until the Effective Time (except as expressly permitted by this Agreement or as otherwise indicated in the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing):

     (a) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Company's wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

     (b) Securities. The Company and its Subsidiaries shall not issue, deliver, sell, dispose, pledge or encumber, or authorize or propose the issuance, delivery, sale, disposition, pledge or encumbrance of, any shares of its capital stock of any class or other securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, commitments or options to acquire, any such shares or securities, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the Company Benefit Plans, other than the issuance of Company Common Stock upon the exercise of stock options issued in the ordinary course of business and consistent with past practice in accordance with the terms of the Company Stock Option Plans as in effect on the date of this Agreement.

     (c) Organizational Documents and Funding. The Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

     (d) Investments and Loans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee, endorse or assume any obligation of other Persons other than indebtedness of the Company or any of its Subsidiaries to the Company or any wholly owned Subsidiary of the Company; provided, however, that the Company may incur indebtedness under its current bank credit facilities such that the total amount outstanding thereunder does not exceed the amounts set forth on
   Schedule 4.1(d)(i) to the extent and for the purposes set forth on such schedule plus any amounts necessary to comply with Section 5.9, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any of its

   Subsidiaries to or in the Company or any of its wholly-owned Subsidiaries, except for loans, advances, capital contributions or investments in Persons that are entities in whom the Company has investments as of the date of this Agreement, made in the ordinary course of business, consistent with past practice, in respect of the Company's current line of business (and after consultation with Parent) which in the aggregate do not exceed two million dollars, or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice.

     (e) Compensation. The Company and its Subsidiaries shall not (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) pay or award or agree to pay or award any pension, retirement allowance, or other nonequity incentive awards, or other employee benefit, not required by any outstanding employee benefit plans or arrangements to any current or former director, officer or employees, whether past or present, or to any other Person, except for payments or awards that are in the ordinary course of business, consistent with past practice, and that are not material; provided, however, that the Company and its Subsidiaries may pay cash bonuses for 1998 in the ordinary course of business consistent with past practice not to exceed the amount set forth in Schedule 4.1(e)(ii), (iii) reprice, pay or award or agree to reprice, pay or award any stock option or equity incentive awards, (iv) enter into any new or amend any existing employment agreement with any director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except with respect to employees who are not officers, executives or directors of the Company or its Subsidiaries, for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (v) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except with respect to employees who are not officers, executives or directors of the Company or its Subsidiaries, for agreements or amendments in the ordinary course of business, consistent with past practice, that do not provide for materially increased benefits, (vi) other than the acceleration of outstanding Company Stock Options and payments under the Company's Five Year Incentive Plan, and other payments, in each case as set forth in Schedule 4.1(e)(vi), enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries or (vii) become obligated under any new employee benefit plan or arrangement, which was not in existence on the date hereof or amend or exercise discretion pursuant to any such employee benefit plan or arrangement in existence on the date hereof, except for any such amendment applicable only to employees who are not officers, executives or directors of the Company or its Subsidiaries or exercise of discretion in the ordinary course of business, consistent with past practice (that does not disproportionately effect officers, executives or directors as opposed to other employees);

     (f) Extraordinary Transactions. The Company and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

     (g) Acquisitions; Other Uses of Funds. The Company and its Subsidiaries shall not make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or spectrum or (ii) except in the ordinary course and consistent with past practice, any other assets;

     (h) Wireless Assets. The Company and its Subsidiaries shall not make any disposition of any direct or indirect ownership interest in or assets comprising any tower or wireless system or part thereof or cell site or any other local service or access system (including any shares of capital stock of any Subsidiary holding any such interest) or other investment (other than cash equivalents) or material business enterprise or operation (except for the replacement or upgrade of assets, or disposition of redundant assets, in each case in the ordinary course and consistent with past practice), except sales of individual assets (other than inventory) in the ordinary course and consistent with past practice not exceeding, in the aggregate, $1,000,000;

     (i) Line of Business. The Company and its Subsidiaries shall not (i) make any investment in a Person with operations in any foreign nation other than in those Persons listed Schedule 4.1(i) (and only if such Persons continue to operate only in the nations listed on Schedule 3.1(v)) or (ii) engage in the conduct of any business or in any nation other than the wireless telecommunications and related businesses conducted as of the date hereof and in the nations where so conducted or in any planned expansion thereof as disclosed to Parent in writing prior to the date hereof;

     (j) Expenditures. For any quarter, the Company and its Subsidiaries shall not make any capital expenditures in excess of the total amount set forth for capital expenditures for such quarter in Schedule 4.1(j); provided that any amounts not spent in prior quarters permitted hereunder may be spent in succeeding quarters, and any amounts set forth for a particular quarter may be accelerated and spent in the immediately preceding quarter. The Company shall not enter into any contracts, arrangements or understandings requiring capital expenditures at times or in amounts other than as set forth in the preceding sentence;

     (k) Affiliates. The Company and its Subsidiaries shall not enter into, or amend or waive any right under, any agreement with any Affiliates of the Company (other than its Subsidiaries) or with International Wireless Communications Holdings, Inc. or its Affiliates;

     (l) Claims. The Company and its Subsidiaries shall not (i) settle or compromise any material claims (including without limitation Tax claims) or material litigation; (ii) except in the ordinary course of business consistent with past practice, prepay or terminate any Company Material Contracts; or (iii) except in the ordinary course of business, modify, prepay, amend or terminate any other material agreement of the Company or any Subsidiary or waive, release or assign any material rights or claims;

     (m) Certain Agreements. The Company and its Subsidiaries shall not enter into any agreement containing any provision or covenant limiting the ability of the Company or its Subsidiary to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries;

     (n) Tax and Accounting. Neither the Company nor any of its Subsidiaries shall make or rescind any material Tax election (other than the making of such elections in the ordinary course of business consistent with past practice, which elections are required to be made on a periodic basis), settle or compromise any material Tax liability or change any of its methods of accounting for Tax or other purposes, except as may be required by applicable law or by the rules and pronouncements of the Securities and Exchange Commission;

     (o) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, or any of the representations or warranties of the Company set forth in this Agreement that are not so qualified becoming untrue in any material respect or (ii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

     (p) Intention. The Company and its Subsidiaries shall not enter into any agreement, commitment, or obligation to take any action prohibited by this Section.

   4.2 Reasonable Efforts. Subject to Parent's rights to delay the Closing as set forth in Section 2.1, each of the Company and Parent and their respective Subsidiaries shall use their reasonable commercial efforts to effectuate the transactions contemplated hereby and to cause to be fulfilled the conditions to Closing under this Agreement, and the Company shall use its commercially reasonable efforts to comply with and to effectuate the Voting Agreements and the Option Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) (A) neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, commit to any divestiture or hold separate or similar transaction and each of the Company and its Subsidiaries shall commit to, and shall use reasonable efforts to effect, such a transaction (which may, at the Company's option, be conditioned upon and effective as of the Effective Time) as Parent shall request, and (B) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries, or any of the business, product lines or assets of Parent or any of its Subsidiaries, except
(1) Parent shall take such action with respect to personal communications services ("PCS") spectrum in the Company's geographic cellular service areas as is required to comply with the FCC's spectrum aggregation rules and policies or shall obtain a timely waiver of such rules and policies and (2) any such divestiture, requirement to hold separate, or limitation that arises after Parent or any of its Subsidiaries engages in, or agrees to engage in, a merger, acquisition or other business combination transaction after the date hereof (and which has not been publicly announced prior to the date hereof), but would not have arisen but for Parent engaging in or agreeing to engage in such transaction, and (ii) nothing in this Agreement shall prevent or restrict Parent and its Subsidiaries from engaging in any merger, acquisition or business combination transaction; provided that such merger, acquisition or, business combination transaction would not (x) prevent, or delay beyond the Outside Date the ability of Parent to consummate the Merger or (y) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

   4.3 NYSE Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be listed at the Effective Time on the NYSE.

   4.4 Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on the Company's operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue and inaccurate in may material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or Material Adverse Effect or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the FCC and the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

   4.5 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall be given Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

   5.1 Preparation of Proxy Statement/Registration; Company Shareholder Meeting.

     (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a proxy statement/prospectus (the "Proxy Statement") to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting to consider the Merger and the issuance of Parent Common Stock in connection therewith, and Parent shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered under the Securities Act (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Parent may delay the filing of the Registration Statement until after the Proxy Statement has been declared effective. Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as soon after the filing as practicable. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger unless the Board is not required to make such recommendation pursuant to clause (e) below. Parent and the Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time any event relating to the Company or Parent, or any of its affiliates, officers, or directors, is discovered by the Company or Parent, respectively, that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, such party shall promptly so inform the other.

     (b) The Company shall take all action necessary to cause the representation set forth in Section 3.1(e) to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

     (c) Parent shall take all action necessary to cause the representation set forth in Section 3.2(f) to be true and correct at all applicable times with respect to each of the Proxy Statement and the Registration Statement.

     (d) As soon as reasonably practicable, the Company and Parent shall take all such actions as may be necessary to comply with state "blue sky" or securities laws in connection with the transactions contemplated by this Agreement.

     (e) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Votes with respect to this Agreement. The Board of Directors of the Company shall unanimously recommend adoption of this Agreement by the shareholders of the Company and, upon Parent's request, reconfirm such recommendation (provided that the Board of Directors of the Company need not (1) make or reconfirm such recommendation (x) if at the time that it would otherwise be required to make or reconfirm such recommendation the Company is not then in breach of its obligations under Section 5.4 and
   (y) in such event, if and only to the extent that the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) in connection with the receipt of a Superior Proposal that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law, or reconfirm such recommendation (2) reconfirm such recommendation if no other Acquisition Proposal is pending or in Parent's reasonable judgment likely to become pending. Subject to the foregoing, the Company shall use reasonable best efforts to solicit such adoption.

   5.2 Access to Information. Upon reasonable notice, the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, the Company and its Subsidiaries shall furnish promptly to Parent
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict access to any properties or information.

   5.3 Approvals and Consents; Cooperation. Subject to Section 4.2, each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing promptly, after consulting with the other party and providing an opportunity to review related documentation in advance, all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain all consents, waivers, licenses, registrations, permits, authorizations, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, the Company and Parent agree to make all necessary filings in connection with the Required Regulatory Approvals promptly following the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required

Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals. Subject to Section 4.2, each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals in as expeditious a manner as possible. Subject to Section 4.2, in the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws or the Communications Act, each of the Company and Parent shall use its reasonable best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

   5.4 Acquisition Proposals. The Company agrees that it and its Subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) shall not, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of any substantial portion of the assets of, or any equity securities of, or any transaction that would involve the transfer or potential transfer of control of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") and has terminated any discussions or negotiations with, and the provision of information or data to, any Person (other than Parent) respecting an Acquisition Proposal. The Company further agrees that it and its Subsidiaries, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) shall not, directly or indirectly, provide any confidential information or data to any Person relating to or in contemplation of an Acquisition Proposal or engage in any negotiations or discussions relating to or in contemplation of an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (a) complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal; and (b) if any only to the extent that the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), until the Required Company Vote has been obtained, the Company may furnish or cause to be furnished confidential information or data and may participate in such negotiations and discussions but only if (i) the Company is not then in breach of its obligations under this Section, (ii) (and only to the extent that) the Board of Directors of the Company concludes in good faith (after having consulted with and considered the advice of outside legal counsel) that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (iii) confidentiality arrangements on terms no less beneficial to the Company as those entered into by Parent are entered into with respect thereto. The Company will notify Parent immediately if any inquiries, proposals or offers respecting an Acquisition Proposal are received by, any such information or data is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any such Persons indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and shall keep Parent apprised with respect to the status and terms thereof. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and will not waive any "standstill" provision of any such, or any other, agreement. The Company shall provide
Parent at least two business days advance notice of its intention to present to its Board of Directors or accept any Superior Proposal and shall provide Parent with a summary of the terms and conditions thereof. Notwithstanding the foregoing, none of the actions set forth on Schedule 5.4 shall constitute an Acquisition Proposal.

   5.5  Employee Benefits.

     (a) For a period of two years immediately following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value substantially comparable, in the aggregate, to the benefits provided by the Company Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based); provided, that Parent at its sole option may provide employee benefits to the Surviving Corporation which, in the aggregate, are substantially comparable to those applicable to similarly situated employees of Parent or its Subsidiaries. At the request of Parent, the Company shall, prior to the Effective Time, terminate the Company's 401(k) Plan effective immediately prior to the Effective Time. The Company shall terminate the Company's Employee Stock Purchase Plan (the "ESPP") for each fiscal quarter beginning on or after October 1, 1998 and shall cease all offering periods that begin on or after September 30, 1998.

     (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits (except that no such credit shall be applied for (i) benefit accrual or entitlement purposes under defined benefit pension plans or the schedule of benefits under Parent's severance pay and short term disability plans and policies, (ii) eligibility to receive post- retirement ancillary benefits (consisting at this time of medical, dental, death and telephone concession benefits) or (iii) calculating Parent service for purposes of "bridging" prior Parent service under Parent benefit plans).

     (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms (i) all written employment, severance and termination plans and agreements (including change in control provisions) of employees of the Company and its Subsidiaries provided to Parent on or prior to the date of this Agreement and (ii) the Tax Reimbursement Agreements identified in Schedule 5.5(c)(ii).

   5.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries (b) the Expenses incurred in connection with printing, filing and mailing to shareholders of the Proxy Statement and the solicitation of shareholder approvals shall be borne by the Company, and (c) as provided in
Section 7.2. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

   5.7 Indemnification; Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the Organizational Documents of the Company and its Subsidiaries and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that the annual premium therefor is not in excess of 200% of the last annual premium paid by the Company prior to the date hereof, or if such premium is in excess of such amount, such policies of directors' and officers' liability insurance and fiduciary liability insurance providing for as much coverage as can be obtained for such amount.

   5.8 Public Announcements. The Company and Parent shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that, all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with, and use reasonable best efforts to accommodate the comments of, Parent before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

   5.9 Debentures. (a) Subject to compliance with this Section 5.9, the Company may, at its election, commence a tender offer and consent solicitation (the "Tender Offer") to purchase the Company's outstanding 9 3/8% Debentures due 2006 (the "Debentures") on the terms and conditions set forth in Schedule 5.9 hereto, which shall effect the deletion of substantially all of the covenants in the related Indenture, dated as of April 1, 1996, as amended by the First Supplemental indenture thereto, dated as of April 1, 1996 (as so amended, the "Indenture"), which may be deleted therefrom with the consent (the "Requisite Consent") of a majority in principal amount of outstanding Debentures, as set forth in Schedule 5.9 (the "Majority Covenants").

   (b) The Tender Offer shall be commenced as promptly as practicable following November 4, 1998, and, in any event, within three days following such date (the "Third Day"). Except as may be required by law, the Company shall not extend the consent date or expiration date of, or amend or waive any terms or conditions of, the Tender Offer, or deem any condition thereof not to be satisfied, without Parent's prior written consent (in its sole discretion), provided that, on any scheduled consent date under the Tender Offer prior to November 25, 1998, the Company may extend such consent date, for one business day, if on such consent date the Requisite Consent has not been received.

   (c) All documentation delivered in connection with the Tender Offer shall be acceptable to Parent (in its sole discretion), and Parent shall be provided all such documentation sufficiently in advance of the anticipated date of use of such documentation to meaningfully review and comment on such documentation. The Company shall provide Parent with (i) opinions of North Carolina and New York counsel to the Company, addressed to both the Company and Parent, in form and substance satisfactory to Parent (in its sole discretion) and as set forth in
Schedule 5.9 hereto respecting the commencement and consummation of the Tender Offer and the execution and delivery of the Supplemental Indenture and (ii) reliance letters permitting Parent and the Company to rely on any legal opinions or certificates delivered in connection therewith.

   (d) If the Tender Offer is commenced (x) upon the receipt of the Requisite Consent, the Company shall execute and use its best efforts to cause the Trustee to execute the Supplemental Indenture at the Consent Time (as defined in the Tender Offer) and (y) upon the expiration of the period for tendering Debentures under the Tender Offer, if the conditions to consummation of the Tender Offer have been satisfied, the Company shall accept for payment and purchase all Debentures validly tendered thereunder and shall deliver such Debentures to the Trustee under the Indenture for cancellation.

   (e) Promptly following the expiration of the period for tendering Debentures under the Tender Offer without Debentures being purchased thereunder, or upon the Third Day if the Tender Offer shall not have been commenced by such day, the Company shall make the deposit (the "Deposit") contemplated by Section 6.1A(1) of the Indenture and shall use its best efforts to satisfy all other conditions to the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture so that such covenant defeasance shall become effective with respect to all Debentures as promptly as practicable thereafter.

   5.10 Affiliate Letters. Prior to the mailing of the Joint Proxy Statement/Prospectus, the Company shall deliver to Parent a list of names and addresses of those Persons, that to the knowledge of the Company, are or may be deemed to be as of the time of the Company Shareholders' Meeting "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and who own Company Common Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Company Shareholders' Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall use reasonable best efforts to deliver or cause to be delivered to the other party, prior to the date of the Company Shareholders' Meeting, from each such affiliate identified in the foregoing lists (as the same may be supplemented as aforesaid) a letter dated as of the Company Shareholders' Meeting in the form attached as Annex C hereto (collectively, the "Affiliate Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger.

   5.11 Year 2000 Compliance. The Company will use reasonable best efforts to continue to take the actions set forth on Schedule 3.1(o).

                                   ARTICLE VI.

                              CONDITIONS PRECEDENT

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, other than with respect to (e) below which shall be non-waivable, waiver (by the party benefiting by such condition) on the Closing Date of the following conditions:

     (a) Shareholder Approval. The Company shall have obtained the Required Company Vote.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (d) Registration Statements/Proxy Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Proxy Statement shall have been delivered to the shareholders of the Company in accordance with the requirements of the Securities Act and the Exchange Act.

     (e) Tax Opinions. The Company shall have received the opinion of Latham & Watkins and Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, which opinions shall be dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and substantially in the forms attached to the Company's and Parent's respective Disclosure Schedules. In rendering such opinions, such firms may rely upon representations and covenants, including those contained in certificates of officers of the Company, Merger Sub and Parent, which representations and covenants are in form and substance reasonably acceptable to such counsel.

     (f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

   6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on the Closing Date, of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); and each of the representations and warranties of the Company set forth in this Agreement shall be true and correct when made and shall be true and correct on and as of the Closing Date (ignoring, for such purposes, any qualification as to materiality, Material Adverse Effect or similar language), except as could not, individually or in the aggregate with all other failures to be true and correct, reasonably be expected to have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Performance of Obligations. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality or Material Adverse Effect, and Parent and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Contractual Consents. All (i) Required Consents and (ii) other consents of any Person the failure of which to receive or obtain (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect on the Company shall have been obtained or given, in each case at not more than immaterial cost and expense to the Company and Parent and with not more than immaterial alteration of the Company's or its Subsidiary's rights or obligations under any agreement, arrangement or instrument.

     (d) Dissenting Shares. The number of shares with respect to which dissenters' rights have been asserted shall not exceed 5% of the number of outstanding shares of Company Common Stock.

     (e) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity (other than the FCC or the appropriate Governmental Entity under the HSR Act) which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Parent or Company (collectively, "Company Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Company Required Regulatory Approvals shall be in full force and effect and shall not have any term, condition or restriction unacceptable to Parent in its sole discretion (except as provided in Section 4.2).

     (f) FCC Consents. The FCC shall have granted its consent to the consummation of the transactions contemplated hereby ("FCC Consents"), such FCC Consents shall have become a Final Order and be in full force and effect and such FCC Consents shall not have any term, condition or restriction unacceptable to Parent in its sole discretion except as provided in Section 4.2.

     (g) Affiliate Letters. Parent shall have received an Affiliate Letter from each Person identified as an affiliate pursuant to Section 5.10.

     (h) Absence of Certain Changes or Events. Since the date of this Agreement, there shall not have been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (j) Suits; Actions. No suit, action, investigation or other proceeding by any Governmental Entity shall have been instituted and be pending which imposes, seeks to impose or reasonably would be expected to impose any remedy, condition or restriction that would have a Material Adverse Effect on the Company or that would materially restrict Parent's ownership or operation of the Company (except as provided in Section 4.2).

     (k) Debentures. Either (i) all Debentures shall have been covenant defeased (and all conditions thereto satisfied) in accordance with the covenant defeasance provisions of Sections 6.1 and 6.1A of the Indenture or (ii) the Supplemental Indenture shall have become effective and the provisions thereof shall have become operative and the Majority Covenants shall no longer apply to or restrict the operations of the Company and its successors.

   6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and the Company shall have received a certificate of and executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of an executive officer of Parent to such effect.

     (c) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity (other than the FCC or the appropriate Governmental Entity under the HSR Act) which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Parent (collectively, "Parent Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Parent Required Regulatory Approvals shall be in full force and effect.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

     (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

     (b) By either the Company or Parent if the Merger shall not have been consummated by the date which is 12 months from the date of this Agreement; provided, however, that such date shall be extended to the date which is 18 months from the date of this Agreement in the event all conditions to effect the Merger other than those set forth in Sections 6.1(b), 6.1(c), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(j) and 6.3(c) (the "Extension Conditions") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is 18 months from the date of this Agreement, as it may be so extended, shall be referred to herein as the "Outside Date");

   provided further that the right to terminate this Agreement under this
   Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulting in, the failure of the Merger to occur on or before such date;

     (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best effort to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3 and 4.2) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) By either Parent or the Company if the approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

     (e) By Parent if (i) the Board of Directors of the Company shall have withdrawn, or adversely modified, or failed (upon Parent's request) to reconfirm its recommendation of the Merger or this Agreement (or determined to do so); (ii) the Board of Directors of the Company shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (iii) a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer; (iv) any person (other than Parent or an Affiliate of Parent) or "group" becomes the "beneficial owner" of 20% or more of the outstanding shares of Company Common Stock; (v) for any reason the Company fails to call or hold the Company Shareholders Meeting by the Outside Date (provided that Parent's right to terminate this Agreement under such clause (vi) shall not be available if at such time the Company would be entitled to terminate this Agreement under Section 7.1(h)) or (vii) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with, another Person pursuant to clause (b) of the proviso to the second sentence of
   Section 5.4;

     (f) By the Company, prior to the Required Company Vote having been obtained, if the Board of Directors of the Company determines to accept a Superior Proposal, but only after the Company (i) provides Parent with not less than 48 hours notice of its determination to accept such Superior Proposal including all material terms thereof and (ii) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company's right to terminate this Agreement under this paragraph (f) shall not be available if the Company is then in breach of Section 5.4);

     (g) By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and such Material Adverse Effect is not cured within 30 days after written notice thereof or if (i)(A) the Company has breached any covenant or agreement on the part of the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement, (B) any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement, the Voting Agreements or the Option Agreement that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within 30 days after written notice thereof and (iii) such breach of misrepresentation would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied (a "Terminating Company Breach");

     (h) By the Company, if (i)(A) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, the Voting Agreements or the Option Agreement, (B) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within 30 days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 6.3(a) or
   Section 6.3(b) not to be satisfied (a "Terminating Parent Breach"). If at any time after the Company Shareholders Meeting has been called, a Terminating Parent Breach exists, and the Company has given Parent notice thereof, the Company shall have the right to adjourn or delay the Company Shareholders Meeting until up to 10 days after the Terminating Parent Breach has been cured or the 30 day cure period has expired.

   7.2  Effect of Termination.

     (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1 this Agreement shall forthwith become void (other than covenants in Section 4.2 respecting the Voting Agreements and the Option Agreement) and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 5.6, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     (b) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1(d), (e), (f) or (g), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $2 million.

     (c) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1 (h), then Parent shall pay to the Company an amount equal to the sum of all of the Company's Expenses up to an amount equal to $2 million.

     (d) Payment of expenses pursuant to Section 7.2(b) or 7.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     (e) In addition to any payment required by the foregoing provisions of this
   Section: (1) in the event that this Agreement is terminated pursuant to
   Section 7.1(e) (other than clause (vii) thereof) or 7.1(f), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $52.5 million; (2), in the event that this Agreement is terminated pursuant to Section 7.1(g) or clause (vii) of Section 7.1(e), then the Company shall pay Parent, no later than two days after the earlier to occur of (i) the date of entrance by the Company or any of its Subsidiaries into an agreement concerning a transaction that constitutes an Acquisition Proposal or (ii) the date any Person or Persons (other than Parent) purchases 20% or more of the assets or voting securities (in one or a series of transactions) of the Company and its Subsidiaries (provided that the entering of any definitive agreement referred to in clauses (i) and (ii) of this sentence is entered into by the Company or any of its Subsidiaries, or if there is no such agreement with respect to a purchase contemplated by clause (ii), any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly disclosed, within 12 months of such termination of this Agreement; (provided further, however, that a financing transaction constituting a sale and leaseback of communications towers and related equipment shall not constitute a transaction under clause (i) or (ii) above.)), a termination fee of $52.5 million; and (3) in the event the Agreement is terminated pursuant to Section 7.1(d), and none of the events described in clauses (i) and (ii) of subsection (2) of this Section 7.2(e) has occurred, then the Company shall pay to Parent, upon such termination, a termination fee of $30 million, provided however that if, within 12 months of such termination of this Agreement, an event described in clauses (i) and (ii) of subsection (2) of this Section 7.2(e) occurs (other than a financing transaction constituting a sale and leaseback of communications towers and related equipment), then, no later than two days after the occurrence of any such event, the Company shall pay Parent an additional termination fee of $22.5 million.

     (f) If this Agreement is terminated pursuant to Section 7.1(h) and the Company prior to the date of such termination consummated the Tender Offer, then Parent will pay the Company an amount equal to the product of (x) $3.5 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Company Expenses which may be owed pursuant to Section 7.2(c). If this Agreement is terminated pursuant to Section 7.1(h) and the Company prior to the date of such termination irrevocably made the Deposit pursuant to Section 5.9(e) hereof, then Parent will pay the Company an amount equal to $4.5 million.

     (g) If this Agreement is terminated pursuant to Section 7.1(b) and the Company prior to the date of such termination consummated the Tender Offer, then Parent will pay the Company an amount equal to the product of (x) $1.75 million and (y) the percentage of outstanding Debentures purchased under the Tender Offer, plus all Company Expenses which may be owed pursuant to Section 7.2(c). If this Agreement is terminated pursuant to Section 7.1(b) and the Company prior to the date of such termination irrevocably made the Deposit pursuant to Section 5.9(e) hereof, then Parent will pay the Company an amount equal to $2.25 million.

   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq required further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (other than the condition set forth in Section 6.1(e) which shall be non-waivable). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII.

                               GENERAL PROVISIONS

   8.1 No Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Parent or Merger Sub, to AT&T Corp., 295 North Maple Avenue, Basking Ridge, New Jersey, 07920, Attention: Marilyn Wasser, Facsimile No.
   (908) 221-6618 with copies to Wachtell, Lipton, Rosen & Katz, 51 West 52(nd) Street, New York, New York, 10019, Attention: David M. Silk, Facsimile No.
   (212) 403-2000;

     (b) if to the Company, to Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina, 27455, Attention: Richard
   C. Rowlenson, Facsimile No. (336) 545-2219 with a copy to Latham & Watkins, 885 Third Avenue, New York, New York, 10022, Attention: Raymond Y. Lin, Facsimile No.: (212) 751-4864.

   8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The Table of Contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

   8.5  Entire Agreement; No Third Party Beneficiaries.

   (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the confidentiality agreement and Option Agreement entered into by Parent and the Company in connection with the transactions contemplated hereby, which shall survive the execution and delivery of this Agreement.

   (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

   8.6 Governing Law. Except as to matters of internal corporation law, which shall be governed by the laws of the State of North Carolina, in the case of the Company, New York in the case of Parent and Delaware in the case of Merger Sub, this Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of choice-of-law thereof.

   8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

   8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.10 Definitions. As used in this Agreement:

     (a) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

     (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

     (c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of such entity and its Subsidiaries taken as a whole or could reasonably be expected to prevent or materially delay (beyond the Outside Date) consummation of the transactions contemplated by this Agreement, other than any such changes, circumstances and effects to the extent arising out of changes, circumstances or effects occurring after, which did not occur before, the Approval Satisfaction Date from (i) general economic conditions, or (ii) changes in the wireless communications business generally that do not, in either case, significantly disproportionately affect the Company.

     (d) "Approval Satisfaction Date" means the date not before six months from the date hereof, on which all conditions to the Closing under Section 6.1 and
   6.2 have been satisfied or waived (other than 6.1(d), 6.1(e), 6.1(f) and 6.1(a), provided that the failure to satisfy 6.1(a) is due to Parent's failure to cause 6.1(d) to occur and not as a result of the Company's actions or failure to take action).

     (e) "Final Order" means an order of the FCC approving the transfer of control with respect to all FCC licenses, permits and other authorizations held by the Company, and shall be deemed to be a Final Order when the time for the filing of any protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal of such FCC order to the FCC or any Governmental Authority having jurisdiction over such order, and the time for review or reconsideration by the FCC on its own motion, has expired and no protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review of such order is pending.

     (f) "Knowledge" or "to the knowledge" of the Company means the actual knowledge of any of the persons specified in Schedule 8.10(f) after reasonable inquiry.

     (g) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

     (h) "Organizational Documents" means, with respect to any entity, the articles of incorporation, by-laws, partnership or limited liability company agreement and other governing documents of such entity, as applicable.

     (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     (j) "Required Consents" means the consents to the agreements set forth in
   Schedule 8.10(j).

     (k) "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated,
   (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Notwithstanding the above, nothing contained in this Agreement shall be construed such that International Wireless Corporation Holdings, Inc. or any of its subsidiaries may be deemed to be a Subsidiary of the Company.

     (l) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

     (m) "Company Disclosure Schedule" means a disclosure schedule delivered by the Company to Parent at the execution of this Agreement, which is incorporated by reference into, and constitutes a part of, this Agreement. Reference to particular "Schedules" are references to schedules contained in the Company Disclosure Schedule.

   IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of October 2, 1998.

                                     AT&T CORP.

                                     By:/s/Michael Berg
                                        Name:Michael Berg
                                        Title:General Attorney and
                                              Assistant Secretary

                                     WINSTON, INC.

                                     By:/s/Michael Berg
                                        Name:Michael Berg
                                        Title:Vice President

                                     VANGUARD CELLULAR SYSTEMS, INC.

                                     By:/s/Stephen R. Leeolou
                                        Name:Stephen R. Leeolou
                                        Title:President and
                                              Chief Executive Officer